                                                                    EXHIBIT 10.1

                   RESIGNATION AND GENERAL RELEASE AGREEMENT
                   -----------------------------------------


          This Resignation and General Release Agreement ("Agreement"), made this 16th day of August 1996, by and between Stephen F. Keller ("Keller"), an individual, and Santa Anita Operating Company, a corporation ("Company"), is a resignation agreement which includes a general release of claims.

          In consideration of the covenants undertaken and the releases contained in this Agreement, Keller and Company agree as follows:

          1. Keller shall voluntarily resign from his position as Chief Executive Officer of Company and its subsidiaries and as a member of the Board of Directors of Company and Santa Anita Realty Enterprises, Inc. ("Realty") by executing Exhibit A attached hereto, such resignation to be effective August 16, 1996. Keller further agrees that he resigns as an employee of the Company by executing Exhibit A attached hereto, such resignation to be effective August 31, 1996.

          2. Company and Keller agree to the following actions in full discharge of any and all of its obligations to Keller (except to the extent such obligations are carried out under this agreement, either directly or by incorporation by reference), including, without limitation, the Employment Agreement dated as of January 1, 1994, the Severance Agreement dated as of October 1, 1992, the Exchange Agreement dated as of December 15, 1994, the Restricted Stock Agreement dated as of April 1, 1995, and all awards provided pursuant to the Company's 1995 Share Award Plan or the Company's 1984 Stock Option Program (and any amendments to said agreements):

               a. Company shall pay to Keller a cash lump sum equal to $672,000 within 8 days after the execution of this Agreement, provided that Keller does not revoke this Agreement pursuant to Section 8(d) hereof. Except for the payment of any Accrued Obligations under Section V-E-1(a)(i), (ii), and
(iii) of the Employment Agreement between the Company and Keller and any amounts due pursuant to the terms of any generally applicable welfare and pension benefit plans, the Company shall have no other obligations to Keller under the Employment Agreement. Within seven days after the date of execution of this Agreement, Company agrees to provide Keller a list of the obligations described in the preceding sentence.

               b. If a Change in Control (as defined in the Severance
Agreement between Keller and the Company) occurs prior to May 17, 1997, then the Company shall pay Keller (or to Keller's beneficiary if Keller is not then alive), within 30 days after such Change in Control occurs, a cash lump sum equal to $190,500 if the Change in Control occurs in 1996 or $148,333 if the Change in Control occurs in 1997 (these amounts represent the excess of the amount set forth in Section 6 of the Severance Agreement over $672,000) and shall provide Keller with the additional benefits set

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

forth in Section 7 of the Severance Agreement (effective as of the Change in Control). The payment and benefits described in the preceding sentence shall in each case be subject to the limitations set forth in Section 8 of the Severance Agreement and reduced to the extent required by Section 8. For the purpose of
Section 8, Keller's resignation shall be considered to be contingent on the Change in Control.

               c. With respect to the Restricted Stock Agreement between the Company, Keller and the Keller Family Trust, the Company agrees that 43,161 Paired Shares are free from the restrictions set forth in the Restricted Stock Agreement. Subject to appropriate action by the Company's Compensation Committee, Company agrees that, with respect to the remaining 43,161 Paired Shares, Keller's employment shall be treated as continuing through May 16, 1997 (thus deferring any right of the Company to repurchase the Paired Shares), and the Restricted Period shall only expire (so that the Keller Family Trust becomes vested in the shares), subject to the provisions of Section 11(b) of the Restricted Stock Agreement, if one of the following events occurs prior to May 17, 1997: (1) Keller's death, (2) Keller's Total Disability, or (3) a Change in Control Event (as defined in the Company's 1995 Share Award Plan). Capitalized terms set forth in this subsection c. which are not defined herein shall be defined in accordance with the Restricted Stock Agreement.

               d. The parties agree that Keller's rights with respect to all 134,000 of his stock options shall be limited to those of an employee who voluntarily terminates employment on August 31, 1996, so that his vested interest in such options shall be limited to his vested percentage on that date and he shall have until November 30, 1996 to exercise said options. Subject to appropriate action by the Company's Compensation Committee, all such options, both vested and nonvested, shall remain outstanding after November 30, 1996, provided that the options that are not vested as of August 16, 1996 shall not be exercisable unless a Change in Control Event (as defined in the Company's 1995 Share Award Plan) occurs prior to May 17, 1997. If a Change in Control Event occurs prior to May 17, 1997, subject to all applicable limitations relating to
Section 280G of the Internal Revenue Code set forth in the Company's 1995 Share Award Plan or the Company's 1984 Stock Option Program or any related award agreements, Keller (or his beneficiary, if Keller is not then alive) shall become 100% vested with respect to all 134,000 stock options previously granted to Keller in which Keller is not already vested and shall have three months after such event to exercise all 134,000 options; at the end of such three month period, all such options shall expire. If a Change in Control Event does not occur prior to May 17, 1997, all such options shall expire. Keller acknowledges that the foregoing provisions are made in part in consideration for the waiver provided pursuant to Section 8. hereof.

               e. On August 17, 1997 a Formation Agreement was executed among the Company, Santa Anita Realty Enterprises, Inc., and Colony Investors II, L.P. Company agrees that (i) the transactions contemplated by the Formation Agreement signed on that date constitute a Change in Control for the purpose of Section 2b, c, and d, (ii) it is the Company's current interpretation of the regulations proposed under
Section 280G of the Internal Revenue Code that the transactions contemplated by the Formation Agreement do not constitute a change in control within the meaning of Section 280G, and (iii), if the parties to the Formation Agreement agree to extend the date for closing the transactions contemplated by the Formation Agreement, the May 16 deadline for determining whether a Change in Control has occurred for the purposes of this Agreement shall be replaced by any later deadline agreed to with respect to the transactions set forth in the Formation Agreement. The possible extended deadline described in the preceding sentence shall only apply, however, for the purpose of determining whether the transactions described in the Formation Agreement have occurred within the time limits set forth in this Agreement for determining whether a Change in Control has occurred, so that the May 16, 1997 deadline shall continue to apply with respect to determining whether a Change in Control has occurred with respect to other possible transactions.

               f. The Company shall reimburse Mr. Keller's attorneys up to $7500 for attorney's fees incurred in connection with his termination of employment, subject to appropriate documentation.

               g. The Company would welcome Keller's use of the Directors
Room, such presence to be in accordance with the Company's policy with respect to retired directors and the rules and regulations pertaining to all directors.

               h. Keller agrees that the payments made pursuant to the foregoing provisions of this Section 2. shall not be treated as compensation for purposes of the Company's Retirement Income Plan or Thrift Plan for Employees and the Company agrees that Keller is 100% vested in the Retirement Income Plan and the Thrift Plan. Except as expressly noted above, Keller agrees that his date of termination shall be August 31, 1996 for purposes of such plans, and all other incentive plans, practices, policies and programs applicable to other executives or employees of the Company, as well as any other benefits provided pursuant to the terms of his Employment Agreement or any other agreement with the Company.

               i. To the extent Keller participates in the medical plan made available by the Company and he is not employed in another position in which he has available the services of a secretary, the Company agrees to provide secretarial services that Keller can utilize to prepare and submit claims on behalf of Keller and his dependents under the medical plan.

          3. Keller and Company agree to release to the press, on the date of execution of this Agreement, the release set forth in Exhibit B attached hereto.

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

          4. Keller shall return to Company and shall not take or copy in any form or manner lists of customers, prices, engineering plans, and similar confidential and proprietary materials or information.

          5. Company expressly denies any violation of any of its policies, procedures, state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Company and Keller relating to any alleged violation of Company policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Company of any violation of its policies, procedures, state or federal laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by Company of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

          6. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Keller on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Company, Realty and their subsidiaries and affiliates, past and present, and each of them, as well as each of their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with his employment or other relationships with Company and Realty, or his voluntary resignation from employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or

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

disability. Notwithstanding the language of the release contained in the prior sentences of this paragraph, it is agreed that Mr. Keller is not releasing the rights that Keller is entitled to as a director of Realty and Operating Company and its subsidiaries for indemnification or insurance coverage with respect to Keller's actions taken as a director of such companies.

          Except for those obligations created by or arising out of this Agreement, and except as provided below, Company hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Keller from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Keller's employment relationship with or termination from Company, or any other occurrences, actions, omissions or claims whatever, known or unknown, suspected or unsuspected, which Company now owns or holds or has at any time heretofore owned or held as against Keller, provided, however, that such release of Keller
                                 --------  -------
shall not extend to any claims, known or unknown, suspected or unsuspected, against Keller which arise out of facts which are finally adjudged by a court of competent jurisdiction to be a willful breach of fiduciary duty or a crime under any federal, state, or local statute, law, ordinance or regulation, or which are based upon facts which give rise to a recovery by Company under any applicable policies of insurance solely as a result of actions or omissions by Keller and as to which the insurer has a right to subrogation against Keller.

          7. It is the intention of Keller and Company in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Keller and Company expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Keller and Company acknowledge that they may hereafter discover claims or facts in addition to or different from those which Keller and Company now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Keller and Company hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Keller and

Company acknowledge that they understand the significance and consequence of such release and such specific waiver of SECTION 1542. Notwithstanding the preceding provisions of this section 7, this section shall not apply to (i) those categories of actual or potential claims by the Company that have not been released under section 6 or (ii) the right to insurance and indemnity as a director that Keller is not releasing pursuant to section 6.

          8. Keller expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Keller further expressly acknowledges and agrees that:

               a. In return for this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

               b. He was orally advised by Company and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

               c. He was given a copy of this Agreement on August 16, 1996, and informed that he has twenty-one (21) days within which to consider the Agreement;

               d. He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement; and

          9. Keller acknowledges that by reason of his position with Company he has been given access to lists of customers, prices, engineering plans, and similar confidential or proprietary materials or information respecting Company's business affairs. Keller represents that he has held all such information confidential and will continue to do so, and that he will not use such information and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of Company.

          10. Keller agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and he shall not disclose them to any other person except for his attorneys and tax advisors and his spouse. Without limiting the generality of the foregoing, Keller will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement or the events (including any negotiations) which led to its execution. Without limiting the generality of the foregoing, Keller specifically agrees that he shall not disclose information regarding this Agreement to any current or former employee of Releasees. Keller hereby agrees that disclosure by him of any of the terms and conditions of the Agreement in violation of

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the foregoing shall constitute and be treated as a material breach of this
Agreement.

          Company agrees that its officers shall keep confidential the terms and conditions of this Agreement among the officers and directors of the Company and said officers shall undertake their best efforts to ensure that the directors keep the terms and conditions of this Agreement confidential, except to the extent that disclosures are required by federal securities or other laws or the disclosure of the terms and conditions of this Agreement to consultants and advisors of the Company and employees of the Company other than the officers is necessary or appropriate.

          11. Keller warrants and represents that Keller has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Keller shall defend, indemnify and hold harmless Company from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

          12. Keller and Company acknowledge that any employment or contractual relationship between them terminated on August 31, 1996, and that they have no further employment or contractual relationship except as may arise out of this Agreement and that Keller waives any right or claim to reinstatement as an employee of Company.

          13. All payments hereunder shall be reduced by federal and state income tax withholding and other applicable withholding taxes. Keller agrees that Keller shall be exclusively liable for the payment of all federal and state taxes which may be due as the result of the consideration received from the settlement of disputed claims as set forth herein and Keller hereby represents that Keller shall make payments on such taxes at the time and in the amount required of Keller.

          14. This instrument constitutes and contains the entire agreement and understanding concerning Keller's employment, voluntary resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document. This agreement may be modified only by a writing signed by the parties.

          15. Either Keller or Company may revoke this Agreement in its entirety during the seven days following execution of the Agreement by Keller. Any revocation of the Agreement must be in writing and hand delivered during the revocation period. This Agreement will become effective and enforceable seven days following execution by Keller, unless it is revoked during the seven-day period.

          16. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

          17. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

          18. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

          19. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

          20. Any dispute or controversy between Keller, on the one hand, and Company (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with Keller's employment with Company or the termination of Keller's employment with Company, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code (S)(S) 1282-1284.2, with the exception of Sections 1283 and 1283.05, before a mutually agreed upon arbitrator. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys' fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

          Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

          21. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

          22. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          23. After execution of this Agreement, Company may, but is not required to, present for approval to the Workers' Compensation Appeals Board an appropriate stipulation or compromise and release extinguishing any and all rights or claims Keller may have under applicable workers' compensation provisions.

          24. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

          I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

          I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

          EXECUTED this _____ day of _____________ 1996, at _____
_______________ County, California.

                              __________________________________
                                        Stephen F. Keller



                              KELLER FAMILY TRUST


                              By: ______________________________
                                  Stephen F. Keller, Trustee

          EXECUTED this _____ day of _____________ 1996, at ________________
County, California.

                              SANTA ANITA OPERATING COMPANY



                              By ___________________________



Approved as to content and form:

O'MELVENY & MYERS LLP
________________________________
________________________________



By _____________________________
     ________________________
Attorneys for _______________
________________________________

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                                  ENDORSEMENT
                                  -----------


          I, Stephen F. Keller, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

          I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

          EXECUTED this ____ day of ______________ 1996, at
_____________________ County, California.

                              _______________________________
                                      Stephen F. Keller

                                   EXHIBIT A
                                   ---------

To   Santa Anita Operating Company and
     Santa Anita Realty Enterprises, Inc.:

     This is to advise you that effective August 16, 1996, I hereby voluntarily resign my positions as President and Chief Executive Officer of Santa Anita Operating Company and my positions as an officer of any of its subsidiaries, and that, effective August 16, 1996, I resign from the Board of Directors of Santa Anita Operating Company and Santa Anita Realty Enterprises, Inc. I further advise you that I resign, effective August 31, 1996, as an employee of the Company and its subsidiaries.

                              Sincerely yours,

                              ____________________________
                              Stephen F. Keller

                                   EXHIBIT B
                                   ---------

                  PORTIONS OF PRESS RELEASE PERTAINING TO THE
                RESIGNATIONS OF MR. KELLER AND MR. CHILLINGWORTH



     Having fulfilled his primary objective of repositioning Santa Anita for long-term growth, Stephen F. Keller, Chairman and Chief Executive Officer of Santa Anita Operating Company, has decided to leave the Company, and so has resigned his seats on the Boards of Directors of Realty and Operating Company. It was also announced today that Sherwood C. Chillingworth, Executive Vice President and Vice Chair of Realty, has retired from the Company and, accordingly, has resigned his position as a director of Realty.